UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2011

SOUTHERN TRUST SECURITIES HOLDING CORP.
(Exact name of registrant as specified in its charter)

Florida	000-52618	651001593
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

145 Almeria Ave., Coral Gables, Florida 33134
(Address of principal executive offices) (zip code)

Registrant’s telephone number, including area code: (305) 446-4800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.   Regulation FD Disclosure.

On June 9, 2011, Southern Trust Securities Holding Corp. (the “Corporation”) issued a press release announcing that it has purchased an additional 12.2% equity interest in Nexo Emprendimientos S.A. ("Nexo"), an Argentine consumer loan and credit card company (the “Acquisition”). As a result of the Acquisition, the Corporation now owns 29.5% of Nexo.

The Acquisition was consummated pursuant to the terms of a Letter of Intent ("LOI") dated April 18, 2011, which supersedes the previously announced LOI of September 8, 2010, among the Corporation, Probenefit S.A. and Rentier Fideicomiso Financiero ("Rentier"). The new LOI gives the Corporation until October 19, 2011 to complete the purchase of additional shares of Nexo which would give the Corporation 60% ownership of Nexo.  The terms of the new LOI are the same as the previous LOI except that the new LOI contemplates the purchase of the Nexo shares by the Corporation in two steps. In the first step, which has been completed pursuant to a recently executed stock purchase agreement, the Corporation purchased 12.2% of Nexo for cash consideration of US$1,000,000 and the issuance of 1,864,857 newly issued restricted shares of the Corporation to Rentier. In the second and last step, STS will purchase 30.5% of Nexo for cash consideration of US$2,500,000 and the issuance of 4,662,143 newly issued restricted shares of the Corporation to Rentier, all pursuant to a yet to be entered into stock purchase agreement.

The financing for the Acquisition was obtained through a private placement of 2,979,591 newly issued restricted shares of the Corporation, which generated US$1,042,857 in cash proceeds.

A copy of the press release is attached hereto as Exhibit 99.

Item 9.01.   Financial Statements and Exhibits.

(d) Exhibits

99.1    Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHERN TRUST SECURITIES HOLDING CORP.

Date: June 9, 2011	By:	/s/ Robert Escobio
Robert Escobio
Chief Executive Officer

EXHIBIT

Exhibit 99 Press Release